Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2020 (except for the effects of the reverse stock split described in Note 2, as to which the date is July 28, 2020), in the Registration Statement (Form S-1) and related Prospectus of BigCommerce Holdings, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Austin, Texas

November 10, 2020